For further information contact:
                                         Steve Bono (COM) 630.663.2150
                                         Ernie Mrozek (CFO) 901.766.1268
                                         Bruce Byots (IR) 630.663.2906


FOR IMMEDIATE RELEASE
January 21, 2005


                 SERVICEMASTER ANNOUNCES RESOLUTION OF IRS AUDIT
                 -----------------------------------------------

     DOWNERS GROVE, Illinois, January 21, 2005 - The ServiceMaster Company (NYSE:SVM) today announced it has reached a comprehensive agreement with the IRS regarding its examination of the Company's federal income taxes through the year 2002.

     As previously disclosed, the Company had not been audited by the IRS during the period in which it operated as a master limited partnership (1987 through 1997) or in subsequent years. Consequently, the current examination covered numerous matters, including the tax consequences resulting from the Company's reincorporation in 1997, and the sale of its Management Services business in November 2001. The principal terms of the settlement are as follows:

     1. It affirms the previously identified step-up in the tax basis of the Company's assets which occurred upon reincorporation. For income tax reporting purposes, this step-up is generally being amortized and deducted over the 15 year period ending December 31, 2012.

     2. It increases taxes and interest due on the 2001 sale of the Company's Management Services business. This occurs primarily as a result of changes in the timing of certain items which were previously netted against the gain and will now be amortized as additional deductions over the 15 year period ending December 31, 2016.

     3.   It resolves all other matters in the years under review.

     In aggregate, the settlement is expected to result in net cash outflows by the end of 2005 of approximately $63 million (including $12 million for interest, net of tax), which will be paid using existing resources and is not expected to impair the Company's financial flexibility. These outflows will be substantially offset by incremental future tax benefits totaling approximately $57 million, which will be recovered on the Company's tax returns over the 11 year period ending in 2016.

     As a result of the settlement, a portion of the Company's recorded tax reserves are no longer necessary. In addition, certain deferred tax assets which had previously not been recorded due to uncertainties associated with the complexity of the matters under review and the extended period of time effectively covered by the examination, will now be recorded. On a combined basis, this will result in a non-cash reduction in the Company's 2004 income tax provision and a corresponding increase in 2004 consolidated net income of approximately $160 million or $.53 per share.

     The taxability of dividends paid in 2001 and 2003 remains as previously reported. Dividends paid for 2002, which were originally reported as 100% taxable, are now approximately 60% taxable. Information relating to the 2002 dividend will be made available to shareholders this year.

     Dividends paid during 2004 will be 68% taxable, very closely approximating the estimate provided by the Company last February. Forms 1099 for 2004 will be distributed later this month. The non-taxable portion of the dividend payment is treated as a non-taxable return of capital, which generally reduces a shareholder's cost basis in the shares.

     The Company is finalizing its estimate of the taxability of the dividends expected to be paid during 2005, and will provide that information in its release of year-end results in February.

     Any questions regarding the taxability of dividends should be directed to Catherine Cappuzzello, Director of Federal and International Tax at 630-663-2181, or Bruce Byots, Vice President of Investor Relations 630-663-2906.


     ServiceMaster currently provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

     These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, AmeriSpec, Merry Maids and Furniture Medic.